Exhibit 99.1
May 2, 2007
DTE Energy announces first quarter 2007 earnings;
maintains 2007 earnings guidance
     DETROIT — DTE Energy (NYSE:DTE) today reported first quarter 2007 earnings of $134 million, or $0.76 per diluted share, compared with reported earnings of $136 million, or $0.76 per diluted share in the first quarter of 2006. Reported earnings declined primarily due to the impact of the temporary Detroit Edison rate reduction agreed to in August 2006 and the absence of mark-to-market gains at Energy Trading.
     Operating earnings for the first quarter 2007 were $149 million, or $0.85 per diluted share, compared with first quarter 2006 operating earnings of $171 million, or $0.96 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. The primary drivers of the decline over the prior year were the temporary Detroit Edison rate reduction agreed to in August 2006 as part of the settlement of the show cause proceeding and increased costs due to a January 2007 ice storm. Reconciliations of reported to operating earnings are at the end of this news release.
     DTE Energy also reported cash flow from operations of approximately $632 million in the first quarter of 2007. Including synfuel production payments, adjusted cash from operations was $737 million, an 8 percent increase from the first quarter of 2006.
     “I am very pleased with our progress in building a foundation for strong, long-term earnings growth,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The hard work of our utility employees on our comprehensive cost-reduction program enabled us to more than offset inflationary cost pressures in Detroit Edison’s recent rate filing. We have also started work on preparing a license application for a new nuclear plant at our existing Fermi site. This is the first step to providing additional clean, reliable and affordable energy for Michigan for decades to come. I am optimistic that the Michigan Legislature will take the necessary steps to repeal the state’s hybrid regulatory structure, which would enable us and others to build the plants necessary to power Michigan’s future.
     “Our non-utility restructuring plan is also proceeding very well,” said Gerard M. Anderson, DTE Energy president and chief operating officer. “We have created substantial value in our non-utility businesses, and we are pursuing the opportunity to return a significant portion of this value to our shareholders. Based upon the strong investor interest to date, I am confident that the previously disclosed $800 million of expected after-tax proceeds from the sale of a portion of our non-utility businesses is very conservative, and we remain committed to quickly applying the proceeds to buying back stock and reducing debt. We repurchased approximately 1 million shares of stock under this plan in the first quarter of 2007 in addition to the 1 million shares bought back in December 2006, and may continue to make opportunistic repurchases of stock as we work to close deals.”
First quarter 2007 operating earnings results, by segment:
     Electric Utility: Operating earnings for Detroit Edison were $0.27 per diluted share versus $0.37 in the first quarter of 2006. The key drivers of the variance were the temporary rate reduction agreed to in August 2006 as part of the settlement of the show cause proceeding and increased storm costs, partially offset by more customers on full utility service compared with 2006.
     Gas Utility: MichCon had operating earnings of $0.36 per diluted share versus $0.26 in the first quarter of 2006. Driving the improvement was colder weather compared with 2006 and higher utility gas storage revenues.
     Coal and Gas Midstream: Operating earnings in this segment, which includes non-utility gas pipelines and storage as well as coal transportation and marketing, were $0.07 per diluted share, equal to earnings in the first quarter of 2006.
     Unconventional Gas Production: Operating earnings from Antrim and Barnett Shale operations were $0.01 per diluted share, up from breakeven results in the first quarter of 2006. Driving the improvement was increased production from the company’s Barnett Shale wells.
     Power and Industrial Projects: Improvements at the company’s industrial projects, biomass projects and peakers resulted in operating earnings of $0.02 per diluted share, a significant increase compared with a loss of $0.06 in the first quarter of 2006.
     Energy Trading: Energy Trading had operating earnings of $0.01 per diluted share versus $0.16 per diluted share in the first quarter of 2006. The year ago quarter included a $0.19 per diluted share flowback of timing-related losses from 2005, and the absence of this flowback was the primary driver of the quarter-over-quarter variance.
     Synthetic Fuels: Operating earnings from the synthetic fuel segment were $0.21 per diluted share compared with $0.24 per diluted share in the first quarter of 2006. Increased earnings from 8 percent higher production in the current quarter was offset by the absence of mark-to-market gains on the company’s oil hedges booked in the first quarter of 2006.
     Corporate and Other: The Corporate and Other segment had operating losses of $0.10 per diluted share compared with losses of $0.08 in the first quarter of 2006. Driving performance was higher interest expense.
Outlook for 2007
     DTE Energy reiterated its 2007 operating earnings guidance excluding synthetic fuel of $2.60 to $2.80 per diluted share. Synthetic fuel is expected to add operating earnings of $0.60 to $1.25 per diluted share in 2007.
     “In 2007 we expect to continue to earn our authorized returns at Detroit Edison and MichCon,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “As we complete portions of our non-utility restructuring, we are committed to providing updates on our non-utility earnings outlook and our stock and debt buyback progress.”
Conference call and webcast information
     This earnings announcement, as well as a package of supplemental financial information, is available on the company’s website at www.dteenergy.com/investors.
     DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 8:30 a.m. EDT Thursday, May 3, to discuss earnings results and provide a general business update. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (866) 564-7439 or (719) 785-9449. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. May 3 to May 16. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 5034767.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     Use of Adjusted Cash From Operations — DTE Energy management believes that adjusted cash from operations provide a more meaningful representation of the company’s cash from ongoing operations and uses adjusted cash from operations as a primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses adjusted cash from operations to measure performance against budget and to report to the Board of Directors.
     In this release, DTE Energy discusses 2007 operating earnings guidance. It is likely that certain items that impact the company’s 2007 reported results will be excluded from operating results. A reconciliation to the comparable 2007 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; and the timing, terms and proceeds from any asset sale or monetization. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K (which section is incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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     For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2007	2006
Operating Revenues	$2,730	$2,635

Operating Expenses
Fuel, purchased power and gas	1,135	1,060
Operation and maintenance	1,058	1,021
Depreciation, depletion and amortization	225	225
Taxes other than income	94	92
Asset (gains) and losses, reserves and impairments, net	(26)	(5)

	2,486	2,393

Operating Income	244	242

Other (Income) and Deductions
Interest expense	137	133
Interest income	(10)	(12)
Other income	(18)	(12)
Other expenses	9	10

	118	119

Income Before Income Taxes and Minority Interest	126	123

Income Tax Provision	50	58

Minority Interest (1)	(58)	(71)

Income from Continuing Operations	134	136

Loss from Discontinued Operations, net of tax	—	(1)

Cumulative Effect of Accounting Change, net of tax	—	1

Net Income	$134	$136

Basic Earnings per Common Share
Income from continuing operations	$.76	$.76
Discontinued operations	—	—
Cumulative effect of accounting change	—	.01

Total	$.76	$.77

Diluted Earnings per Common Share
Income from continuing operations	$.76	$.76
Discontinued operations	—	—
Cumulative effect of accounting change	—	—

Total	$.76	$.76

Average Common Shares
Basic	176	177
Diluted	177	178

Dividends Declared per Common Share	$.53	$.515

(1)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2007			2006
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$40	$2A	$48	$59	$8C	$67
		6B

Gas Utility	67	1C	62	50	2C	48
		(6)A			(4)A

Non-utility Operations
Coal & Gas Midstream	12	—	12	13	—	13
Unconventional Gas Production	2	—	2	1	—	1
Power and Industrial Projects	4	—	4	(23)	1C	(11)
					11G
Energy Trading	1	—	1	28	—	28
Synthetic Fuel	38	(1) D	37	21	(6)E	41
					26F

Total Non-utility Operations	57	(1)	56	40	32	72

Corporate & Other	(30)	13A	(17)	(13)	(3)A	(16)

Income from Continuing Operations	134	15	149	136	35	171

Discontinued Operations	—	—	—	(1)	1H	—

Cumulative Effect of Accounting Change	—	—	—	1	(1)I	—

Net Income	$134	$15	$149	$136	$35	$171

Adjustments key

A) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted.
B) Detroit Thermal	Increase in loss reserves
C) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D) 2007 oil hedges	Mark to market pertaining to 2005/2006
E) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
F) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
G) Impairment charge	Impairment charge PepTec operations
H) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
I) Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FASB No. 123-R

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2007			2006
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$0.23	$0.01A	$0.27	$0.33	$0.04C	$0.37
		0.03B

Gas Utility	0.38	0.01C	0.36	0.28	0.01C	0.26
		(0.03)A			(0.03)A

Non-utility Operations
Coal & Gas Midstream	0.07	—	0.07	0.07	—	0.07
Unconventional Gas Production	0.01	—	0.01	—	—	—
Power and Industrial Projects	0.02	—	0.02	(0.13)	0.01C	(0.06)
					0.06F
Energy Trading	0.01	—	0.01	0.16	—	0.16
Synthetic Fuel	0.21	—	0.21	0.12	(0.03)D	0.24
					0.15E

Total Non-utility Operations	0.32	—	0.32	0.22	0.19	0.41

Corporate & Other	(0.17)	0.07A	(0.10)	(0.07)	(0.01)A	(0.08)

Income from Continuing Operations	0.76	0.09	0.85	0.76	0.20	0.96

Discontinued Operations	—	—	—	—	—	—

Cumulative Effect of Accounting Change	—	—	—	—	—	—

Net Income	$0.76	$0.09	$0.85	$0.76	$0.20	$0.96

Adjustments key

A) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B) Detroit Thermal	Increase in loss reserves
C) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
E) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
F) Impairment charge	Impairment charge PepTec operations

DTE Energy Company
Reconciliation of Cash from Operations to Adjusted Cash from Operations

(in Millions)	First Quarter 2007	First Quarter 2006

Cash from Operations	$632	$613

Synfuel Production Payment*	105	72

Adjusted Cash from Operations	$737	$685

*	accounted for in the investing activities section of the statement of cash flows